Filed Pursuant to Rule 424(b)(3)

Registration No. 333-207232

ALGAE DYNAMICS CORP.

PROSPECTUS SUPPLEMENT

1,249,067 Common Shares

This prospectus supplement supplements and amends the prospectus dated March 3, 2016 (as supplemented, the “Prospectus”), and relates to the sale of up to 1,249,067 common shares which may be offered by the selling shareholders identified in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Investing in our common shares involves certain risks. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is being filed for the purpose of updating information regarding the Company’s Equity Purchase Agreement (the “EPA”) with RY Capital, LLC (“RY”), which is named as a selling shareholder provided under the heading “Selling Shareholders and Certain Beneficial Owners,” on page 15 of the Prospectus. On June 23, 2016, pursuant to an Assignment Agreement among RY, GHS Investments, LLC (“GHS”) and the Company, RY assigned the EPA to GHS. Substantially all of the terms and conditions of the original EPA remain in place, except for the following substantive changes:

1) The purchase price per common share purchased under the EPA is increased from 65% to 80% of the lowest closing bid for the 10 days immediately preceding the date of the draw down notice;

2) The upper limit on individual draws is increased from $62,500 to $75,000; and

3) A “True-up” has been added whereby if the lowest volume-weighted average price (“VWAP”) for the ten trading days following a draw-down (the “Trading Period”) is less than 85% of the purchase price of the common shares used in connection with a draw-down, then the Company shall issue such additional Common Shares as maybe necessary to adjust the purchase price for such drawdown to equal the VWAP during the Trading Period.

This prospectus supplement also updates and supersedes the information in the Prospectus with respect to the other selling shareholders named therein.

The date of this prospectus supplement is July 12, 2016.

SELLING SHAREHOLDERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth as of July 11, 2016, certain information with respect to the beneficial ownership of the Common Shares as to each selling shareholder listed below (collectively, the “Selling Shareholders”), together with the beneficial ownership of each of our directors and officers, and our directors and officers as a group.

	Shares Beneficially Owned Prior to Offering			Shares which may be offered Pursuant to this Offering		Shares Beneficially Owned After Offering
Name	Number		Percent (a)	Number		Number (b)		Percent (a)

GHS Investments, LLC	0		(1)	400,000	(2)	0		(1)

Paul Ramsay	3,882,307	(3)	35.0%	211,119		3,616,188	(3)	31.5%
4120 Ridgeway Drive. Unit 37,
Mississauga, ON L5L 5S9 Canada

Richard Rusiniak	4,028,512	(4)	36.4%	294,955		3,608,557	(4)	31.4%
4120 Ridgeway Drive. Unit 37,
Mississauga, ON L5L 5S9 Canada

W. Cameron McDonald	52,500	(5)	(1)	0		52,500	(5)	(1)
4120 Ridgeway Drive. Unit 37,
Mississauga, ON L5L 5S9 Canada

Ross Eastley	285,376	(6)	2.6%	33,029	(6)	252,347	(6)	2.2%
4120 Ridgeway Drive. Unit 37,
Mississauga, ON L5L 5S9 Canada

P. Blair Mullin	217,567	(7)	2.0%	165,067	(7)	52,500	(7)	(1)
305 South Mulberry Street
Cherryville, NC 28021

Edward Hill	12,000		(1)	12,000		0		0

Alan Rubenstein	13,400		(1)	13,400		0		0

Marianne Glazounova	46,532		(1)	46,532		0		0

Irena Rusiniak	49,351		(1)	49,371		0		0

Teresa Nowak	23,094		(1)	23,094		0		0

Joseph P. Galda	67,600	(8)	(1)	500		67,100	(8)	(1)

All directors and officers as a group (5 persons)	8,466,262		76.4%	704,170		7,582,092		66.1%

(1)	Less than 1%.

(2)	Includes 400,000 shares issuable to GHS pursuant to the EPA. Mark Grober has voting control over GHS.

(3)	Includes 120,000 Common Shares subject to currently exercisable options, and 88,500 Common Shares owned by Mr. Ramsay’s spouse, Sylvia Nowak. Mr. Ramsay disclaims beneficial ownership over shares owned by Ms. Nowak.

(4)	Includes 120,000 Common Shares subject to currently exercisable options, and 46,532 Common Shares owned by Mr. Rusiniak’s common law wife, Marianne Glazounova . Mr. Rusiniak disclaims beneficial ownership over shares owned by Ms. Glazounova

(5)	Includes 52,500 Common Shares subject to currently exercisable options.

(6)	Includes 86,663 Common Shares subject to currently exercisable options and 32,000 Common Shares owned by Mr. Eastley’s wife, Delma Eastley. Mr. Eastley disclaims beneficial ownership over shares owned by Ms. Eastley.

(7)	Includes 165,067 Common Shares registered in the name of Apollo Marketing LLC, as to which Mr. Mullin exercises sole voting and investment control, and 52,500 Common Shares subject to currently exercisable options.

(8)	Includes 43,750 Common Shares subject to currently exercisable options and exercisable warrants to purchase 3,350 Common Shares.